UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.  )
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ATARI, INC.
(Name of Registrant as Specified In Its Charter)
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417 Fifth Avenue
New York, New York 10016
Supplement to the Proxy Statement
     This supplement to the proxy statement (the “Supplement”) supplements and amends the Proxy Statement (the “Proxy Statement”) of Atari, Inc. (the “Company” or “Atari”) furnished to stockholders on or about September 26, 2007 in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of the Company for use at the 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) to be held on Tuesday, November 6, 2007, at the Company’s offices, 417 Fifth Avenue, New York, New York, at 9:00 a.m. (EDT). The record date for the determination of the holders of common stock of the Company, par value $0.10 per share (the “Common Stock”) who are entitled to notice of and to vote at the 2007 Annual Meeting (the “Stockholders”) is September 13, 2007, which is the same record date specified in the Proxy Statement.
     This Supplement, which should be read in conjunction with the Proxy Statement, is first being furnished to the Stockholders of the Company on or about November 1, 2007.
BACKGROUND
     On October 5, 2007, California U.S. Holdings, Inc. (“CUSH”), a California corporation and wholly-owned subsidiary of Infogrames Entertainment S.A. (“IESA”) and record holder of 6,926,245 shares of our Common Stock, representing approximately 51.36% of our Common Stock outstanding as of October 5, 2007, executed and delivered to the Company a written consent providing for the removal of Messrs. James Ackerly, Ronald C. Bernard, Michael G. Corrigan and Denis Guyennot and Ms. Ann E. Kronen from their positions on the Board. Following the removal, the remaining directors of the Company were Evence-Charles Coppee, Jean-Michel Perbet (both of whom are nominees for election as directors at the 2007 Annual Meeting) and Thomas Schmider. In order to fill vacancies created by the Board and to meet the requirements of The Nasdaq Stock Market, the Board appointed as independent members of the Board Messrs. Wendell H. Adair, Jr. and Eugene I. Davis on October 10, 2007, Mr. James B. Shein on October 11, 2007 and Mr. Bradley E. Scher on October 12, 2007.
     The removal of directors by CUSH and the subsequent appointment of the independent directors described above did not require the vote, approval or consent of any other stockholder.
     On October 10, 2007, the Board appointed a new executive officer, Curtis G. Solsvig III, as Atari’s Chief Restructuring Officer. Mr. Solsvig is currently a Managing Director of AlixPartners LLP, a global restructuring, consulting and financial advisory firm that has been retained to assist Atari in evaluating and implementing strategic and tactical options through its restructuring process.
SUPPLEMENT TO COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why is Atari sending this Supplement to its stockholders?

A:	On October 5, 2007, CUSH, a wholly owned subsidiary of IESA, our majority stockholder, removed Messrs. James Ackerly, Ronald C. Bernard, Michael G. Corrigan and Denis Guyennot and Ms. Ann E. Kronen from their positions on the Board. The remaining members of the Board subsequently appointed as independent directors Messrs. Wendell H. Adair, Jr., Eugene I. Davis, Mr. James B. Shein and Mr. Bradley E. Scher. The Board also appointed a new executive officer, Curtis G. Solsvig III, as Atari’s Chief Restructuring Officer. This

Supplement describes the changes to the composition of the Board and the appointment of the new executive officer, and provides certain information regarding the new directors and the new officer.

Q:	Do I need to vote on the removal of the old directors or on the appointment of the new directors?

A:	No. The removal of directors by CUSH and the subsequent appointment of the independent directors by the Board described above did not require the vote approval or consent of any other stockholder.

Q:	If I have already sent back my proxy, do I need to do anything?

A:	You do not need to take any action unless you want to change your vote. If you would like to change your vote on the proxy previously submitted, please follow the directions and procedures outlined in the Proxy Statement. If you have not yet returned your proxy or instructed your broker how to vote your shares, we urge you to do so.

Q:	Has the record date, meeting date, or agenda for the Annual Meeting changed?

A:	No. The 2007 Annual Meeting remains scheduled to be held on Tuesday, November 6, 2007, at the Company’s offices, 417 Fifth Avenue, New York, New York, at 9:00 a.m. (EDT). The record date for the determination of the stockholders who are entitled to notice of and to vote at the 2007 Annual Meeting is September 13, 2007, which is the same record date specified in the Proxy Statement. The proposal to elect two Class III directors to hold office until the 2010 Annual Meeting of Stockholders remains properly before the Annual Meeting. None of the newly appointed directors fill vacancies of Class III directors; therefore, none of them are nominees for election at the Annual Meeting.
BOARD OF DIRECTORS
     The size of our Board of Directors is set to eight seats, seven of which are filled as described below and one of which is currently vacant. Under our Restated Certificate of Incorporation, as amended, and our Amended and Restated By-Laws, as amended, the Board of Directors is divided into three classes, as nearly equal in number as possible, with the terms of the directors of the different classes expiring at successive annual meetings. The terms of office of the Class III directors will expire at the conclusion of the 2007 Annual Meeting unless they are re-elected. The terms of office of the Class I directors will expire at the 2008 Annual Meeting of Stockholders and the terms of office of the Class II directors will expire at the 2009 Annual Meeting of Stockholders.
     As currently constituted, our Board’s classes are as follows:

Name	Age	Class
James B. Shein	65	I
Thomas Schmider	44	I
Wendell H. Adair, Jr.	63	II
Eugene I. Davis	52	II
Bradley E. Scher	47	II
Evence-Charles Coppee	54	III
Jean-Michel Perbet	53	III
     Certain information regarding the newly appointed directors is set forth below.

     Wendell H. Adair, Jr. is a member of M&A Development Company LLC, a real estate development firm. He is a senior lawyer with 35 years of experience specializing in restructuring and corporate finance. Until April 2006, he held Senior Partner positions at leading US law firms, including Stroock & Stroock & Lavan LLP from September 1999 to April 2006 and McDermott, Will & Emery from September 1989 to September 1999. He has previously served on the boards of private companies and has advised corporate boards with respect to governance, fiduciary duty and financing matters.
     Eugene I. Davis is the founder and chairman of consulting group Pirinate, which is focused on restructuring middle market companies. He has held this position since 1999. Prior to this, Mr. Davis was Chief Operating Officer at Total-Tele USA from 1998 to 1999 and held several positions, including Chief Financial Officer, at Emerson Radio from 1990 to 1997. Mr. Davis is a qualified lawyer and was previously a partner at Arter & Hadden LLP. Over the last 10 years he has worked on several restructuring matters including high profile matters such as Tower Automotive and Exide. He has served as independent chairman of the board or chairman of the audit committee of the board for over fifteen companies. He presently serves as a director of Atlas Air Worldwide Holdings, Inc., Foamex International, Inc., American Commercial Lines, Inc., Footstar, Inc., Haights Cross Communication, Knology, Inc., Delta Airlines, Inc., Medicor Ltd., PRG Schultz International, Inc., Viskase Companies Inc., Pilant Corporation, Lumenis Ltd. and Silicon Graphics, Inc.
     Bradley E. Scher is the managing member of Ocean Ridge Capital Advisors, LLC, a financial advisory company established to assist investors, managements and boards of directors of financially and/or operationally underperforming companies. He has held this position since 2002. From 1990 to 1996 and 1996 to 2002, he managed portfolios of distressed investments at Teachers Insurance and Annuity Association of America and PPM America, Inc., respectively. He presently serves as a director of Refco, Inc. and currently and has previously served on the boards of several private companies.
     James B. Shein is Professor of Management & Strategy at Northwestern University’s Kellogg School of Management. He has held this position since 2002. Since 1997, Mr. Shein has also been counsel at McDermott, Will & Emery, with primary areas of practice including corporate financial and operating restructurings, business startups and acquisitions, and fiduciary duties of officers and directors. From 1994 to 1997, he was president of J.S. Associates, a consulting firm providing turnaround advice to public and private manufacturing and service companies. Between 1990 and 1994, he was the president and chief executive officer of R.C. Manufacturing.
     There are no family relationships among any of our newly appointed directors and executive officer. None of Messrs. Adair, Davis, Scher and Shein has any direct or indirect material interest in any transactions (existing or proposed) with Atari.
CORPORATE GOVERNANCE AND BOARD MATTERS
Controlled Company Exemption
     Under the Nasdaq Marketplace Rules, the Company is considered a “Controlled Company” because IESA, through a direct wholly owned subsidiary, owns more than 50% of the voting power in the Company. As a Controlled Company, Atari is exempt from certain Nasdaq listing standards, including requirements that it have (i) a Board of Directors consisting of a majority of independent directors, (ii) a nominating committee and (iii) a compensation committee consisting entirely of independent directors. A Controlled Company is required to have an Audit Committee consisting entirely of independent directors. Notwithstanding these exemptions, Atari currently has a Board comprised of a majority of independent directors and a compensation committee consisting entirely of independent directors.

Committees
     The Board of Directors of the Company directs the management of the business and affairs of the Company, but it has delegated some of its functions to an Audit Committee, a Compensation and Governance Committee and a Special Committee. In addition, from time to time, the Board may establish special committees to address specific transactions or issues.
     Audit Committee and “Audit Committee Financial Expert”
     The Audit Committee reviews the adequacy of our internal controls. It is responsible for appointing and determining the compensation of the independent registered accounting firm that audits our financial statements and it reviews the scope and results of annual audits and other services provided by the Company’s independent public accountants. The Audit Committee also performs certain other functions that are required under the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission (“SEC”) rules or Nasdaq Marketplace Rules. One of its functions is to review all transactions between IESA (our indirect 51% stockholder) or its subsidiaries and us or our subsidiaries, other than day to day transactions pursuant to Distribution Agreements that already have been approved by the Committee and by our entire Board of Directors.

     The Audit Committee is currently composed of Messrs. Adair, Davis, Scher and Shein, each an independent director, as required by the Nasdaq Marketplace Rules and SEC rules. Mr. Adair serves as the Chairman of the Audit Committee. The Audit Committee and our Board have determined that Mr. Davis is an “audit committee financial expert” as that term is defined in SEC rules.
     Compensation and Governance Committee
     The Compensation and Governance Committee (i) oversees the Company’s compensation plans, employee stock option plans, employee stock purchase plans, and programs and policies for executive officers, (ii) monitors the performance and compensation of executive officers and other key employees, (iii) monitors related decisions concerning matters of executive compensation, and (iv) evaluates issues regarding director and officer indemnification and compensation.
     The Compensation and Governance Committee is currently composed of Messrs. Adair, Scher and Shein. Mr. Shein serves as the Chairman of the Compensation and Governance Committee. All of the directors serving as voting members of the Compensation and Governance Committee are independent. Since Mr. Solsvig was not an officer of the Company during our last completed fiscal year, (i) he did not participate in any determination or recommendations regarding the amount or form of executive and director compensation during that year, and (ii) the Compensation and Governance Committee did not make any determinations with regard to the compensation of Mr. Solsvig during that year.
     Special Committee
     The Special Committee reviews and approves any transaction that is outside the ordinary course of business and would materially impact stockholder value, including (i) evaluating and responding to proposals (including any proposal by IESA or its affiliated entities to acquire us or any of our material assets, (ii) reviewing all other material transactions outside the ordinary course of our business to the extent they may affect IESA or its affiliated entities differently from the way the affect us, and (iii) reviewing all transactions or contracts (including modifications of existing contracts, relationships or understandings) with IESA and any other related party transactions.
     The Special Committee is currently composed of Messrs. Adair, Davis, Scher and Shein. Mr. Davis serves as the Chairman of the Special Committee.

Meetings and Attendance
 None of the newly appointed directors, Messrs. Adair, Davis, Scher and Shein, served as a director at any time during our last completed fiscal year.
     The Company encourages all our directors to attend our Annual Meetings of Stockholders.
Director Compensation
     None of Messrs. Adair, Davis, Shein, and Scher served as a director of Atari at any time during our last completed fiscal year and thus received no director compensation during such period.
EXECUTIVE OFFICERS OF THE COMPANY
     Curtis G. Solsvig III, 52, was appointed Atari’s Chief Restructuring Officer on October 10, 2007. Since 2006, Mr. Solsvig has been a Managing Director of AlixPartners LLP, a global restructuring, consulting and financial advisory firm that has been retained to assist Atari in evaluating and implementing strategic and tactical options through its restructuring process. Mr. Solsvig is not an employee of the Company and his compensation for services regarding the Company is paid by AlixPartners LLP. In that capacity, he had been most recently appointed as interim CEO of CornerStonePropane LP, the fifth largest retail propane distributor in the U.S. Prior to AlixPartners LLP, Mr. Solsvig was a founder of Everett & Solsvig, a boutique workout and turnaround consulting and interim management firm that he co-founded in 2001. Prior to Everett & Solsvig, he served as president of Gerhardt, Inc., Everett & Solsvig’s predecessor entity, which he founded in 1991. Curt holds a bachelor’s degree with honors from Harvard College and an MBA from Harvard Business School. He has served on the boards of a number of public and private companies.
     Other than pursuant to Atari’s engagement of AlixPartners LLP (i) there is no pre-existing arrangement or understanding which required that Mr. Solsvig be selected as the Chief Restructuring Officer of Atari, and (ii) Mr. Solsvig does not have any direct or indirect material interest in any transactions (existing or proposed) with Atari. Mr. Solsvig is not related to any other director or executive officer of Atari.
Compensation Committee Interlocks and Insider Participation
     None of Messrs. Adair, Shein, and Scher served as a director of Atari at any time during our last completed fiscal year.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information, as of September 13, 2007, concerning the Common Stock of the Company beneficially owned by (i) each director and nominee for election as a director, (ii) the Named Executive Officers and all Named Executive Officers and directors as a group, and (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the best of the Company’s knowledge, sole voting and dispositive power with respect to the shares beneficially owned, subject to community property laws where applicable.

	Amount and Nature
	of Beneficial
	Ownership of Shares
Name and Address of Beneficial Owner(1)	of Common Stock(2)		Percentage**
Infogrames Entertainment S.A.	6,952,248	(3)	51.58%
California U.S. Holdings, Inc.	6,952,248	(4)	51.58%
CCM Master Qualified Fund, Ltd.	1,264,145	(5)	9.40%
The Vanguard Group, Inc.	833,728	(6)	6.19%
Thomas Schmider	6,972,248	(7)	51.65%
Ann E. Kronen	12,159	(8)	*
Denis Guyennot	314	(9)	*
James Ackerly	5,108	(9)	*
Wendell H. Adair, Jr.	—		*
Ronald C. Bernard	1,095	(9)	*
Evence-Charles Coppee	—		*
Eugene I. Davis	—		*
Michael G. Corrigan	1,095	(9)	*
Jean-Michel Perbet	—		*
David Pierce	25,000	(9)	*
Jean-Marcel Nicolai	20,448	(9)	*
Bradley E. Scher	—		*
James B. Shein	—		*
All named executive officers and directors as a group (14 persons)	7,037,462	(10)	51.89%

*	Less than 1%.

**	As of September 13, 2007, 13,477,920 shares of Common Stock were outstanding, not including shares issuable upon exercise of outstanding options.
(1)	Unless otherwise stated in the applicable footnote, the address for each beneficial owner is c/o Atari, Inc., 417 Fifth Avenue, New York, NY 10016.

(2)	For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, to the best of the Company’s knowledge, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days following September 13, 2007. Shares a person has the right to acquire within 60 days after September 13, 2007 are included in the total outstanding shares for the purpose of determining the percentage of the outstanding shares that person owns, but not for the purpose of calculating the percentage ownership of any other person.

(3)	The shares are owned of record by CUSH, a direct wholly-owned subsidiary of IESA. IESA may be deemed to beneficially own the shares because they are held by a subsidiary. The address of IESA is 1, Place Verrazzano, 69252 Lyon Cedex 09, France.

(4)	Includes 26,000 shares of Common Stock which IESA has the power to vote under a proxy from the Cayre family.

(5)	Information is based on a Schedule 13D dated October 12, 2007, filed with the SEC. Each of CCM Master Qualified Fund, Ltd., Coghill Capital Management, L.L.C., and Clint D. Coghill beneficially owns 1,264,145 shares of Common Stock and has shared voting power with respect to that Common Stock. Coghill Capital Management, L.L.C. serves as the investment manager of CCM Master Qualified Fund, Ltd. and Mr. Coghill is the managing partner of Coghill Capital Management, L.L.C. The address of CCM Master Qualified Fund, Ltd. is One North Wacker Drive, Suite 4350, Chicago, IL 60606.

(6)	Information is based on a Schedule 13G dated November 30, 2006, filed with the SEC, adjusted to reflect the effects of a one-for-ten reverse stock split that became effective on January 3, 2007. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Mr. Schmider’s holdings include (i) 6,952,248 shares of Common Stock beneficially owned by IESA and (ii) 20,000 shares of Common Stock that he can acquire through exercise of stock options that were exercisable on, or would become exercisable within, 60 days following September 13, 2007. Mr. Schmider may be deemed to beneficially own all of the shares beneficially held by IESA because he is a Deputy Managing Director of IESA. Mr. Schmider disclaims beneficial ownership of such shares.

(8)	Consists of 300 shares owned by Ms. Kronen (through a trust of which she is the sole trustee) and 11,859 shares that can be acquired through stock option exercises within 60 days following September 13, 2007.

(9)	Consists entirely of shares that can be acquired through stock option exercises within 60 days following September 13, 2007.

(10)	See footnote 2. Includes (i) a proxy for the vote of 26,000 shares of Common Stock held by the Carye family, and (ii) 84,919 shares that can be acquired through stock option exercises within 60 days following September 13, 2007.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
          In addition to the relationships and related party transactions disclosed in the Proxy Statement, the following relationships and related party transactions arose or were entered into after the date the Proxy Statement was first furnished to stockholders.

Engagement with AlixPartners LLP
     Mr. Solsvig, our Chief Restructuring Officer, is a Managing Director of AlixPartners LLP, which has been retained to assist Atari in evaluating and implementing strategic and tactical options through its restructuring process. The engagement provides for payments to AlixPartners LLP of approximately $300,000 in an initial retainer to be applied against hourly fees incurred. Atari has also agreed that it may pay additional incentive compensation in connection with services rendered by AlixPartners LLP.
Loan Facility with BlueBay Asset Management plc
     On October 18, 2007, Atari consented to the transfer of the loans outstanding under the Credit Agreement, dated as of November 3, 2006 (the “Credit Agreement”), among the Company, the lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent (the “Agent”), providing for a senior secured credit facility to funds affiliated with BlueBay Asset Management plc and the appointment of BlueBay High Yield Investments (Luxembourg) S.A.R.L., an affiliate of BlueBay Asset Management plc, as successor administrative agent to the Agent. Subsequently, on October 23, 2007, the Company entered into a Waiver and Amendment to the Credit Agreement (the “Amendment”) among the Company, the lenders party to the Credit Agreement, and BlueBay (the “Lender”). Messrs. Coppee, Perbet and Schmider are executive officers and/or directors of IESA, an affiliate of BlueBay Asset Management plc.
     As amended, the Credit Agreement provides up to an aggregate of $10 million in revolving loan availability at an interest rate of the applicable LIBOR rate plus 7% per year. As of October 30, 2007, approximately $10 million has been drawn, all of which is currently outstanding and on which no interest has been paid. The obligations under the Credit Agreement continue to be secured by liens on substantially all of our present and future assets, including accounts receivable, inventory, general intangibles, fixtures, and equipment, but excluding the stock of our foreign subsidiaries and certain assets located outside of the United States. In addition, as a condition to the Amendment, the Company granted to IESA certain rights to match offers to purchase a software title published by the Company. These rights expire 90 days from the date of the Amendment, or sooner under certain circumstances.
     In consideration for the Lender’s entering the Amendment, the Company is required to pay a commitment fee on the undrawn portions of the Credit Agreement of 3% per year, as well as an additional fee of $300,000 payable on the earlier of March 31, 2008, the termination of the Credit Agreement and the acceleration of the obligations under the Credit Agreement.

OTHER MATTERS
The Board knows of no matters, other than those listed in the Notice of Annual Meeting accompanying the Proxy Statement mailed to you on or about September 26, 2007, which are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the Proxy Card attached to the Proxy Statement mailed to you on or about September 26, 2007 will vote the proxy in accordance with their best judgment with regard to such matter.

BY ORDER OF THE BOARD OF DIRECTORS

Kristina K. Pappa
Secretary
New York, New York
November 1, 2007